Exhibit 10.42.1

Coca-Cola Plaza Atlanta, Georgia
ADDRESS REPLY TO:
Brian J. Smith		P.O. Box 1734
President & COO		Atlanta, GA 303031 ______________
404-676-9818 Fax: 404-598-9818 brismith@coca-cola.com

December 11, 2019

Jennifer K. Mann
Atlanta, Georgia

Dear Jennifer,

We are delighted to confirm your promotion as President, Global Ventures, to job grade 21 with an effective date of December 1, 2019. You will continue to report to me. The information contained in this letter provides details of your promotion.

•	Your principal place of assignment will be Atlanta, Georgia.

•	Your annual base salary for this position will remain USD 575,000.

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You will continue to be eligible to participate in the annual Performance Incentive Plan. Your target annual incentive for this position is 100% of your annual base salary and will be used for your 2019 award. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•
You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program.  Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  You will be eligible to receive LTI awards within guidelines for the job grade assigned to your position, and based upon your leadership potential to impact the Company’s future growth.  As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

•
You are expected to continue to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to four times your base salary. Because this represents an increase from your prior target level, you will have an additional two years, or until 2024, to meet your requirement. You will be asked to provide information in December

Exhibit 10.42.1

each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•
You will continue to be eligible for the Company’s Financial Planning Reimbursement Program which provides reimbursement of certain financial planning services, up to $10,000 annually, subject to taxes and withholding.

•
You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation. Further information regarding this benefit is enclosed.

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You are required to enter into a new Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information, effective immediately.

•	This letter is provided as information and does not constitute an employment contract.

Jennifer, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ Brian John Smith

Brian John Smith

c:    Carl Saunders
Executive Compensation
Executive Services

Enclosures:     Agreement on Confidentiality, Non-Competition, and Non-Solicitation
Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information

I, Jennifer K. Mann, accept this offer:

Signature:     /s/ Jennifer K. Mann

Date:         January 10, 2020